                                                        Rule 424(b)(3)
                                                        File No. 333-38545

Pricing Supplement No. 22                               Dated: September 2, 1998
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)


U.S. $2,500,000,000
Heller Financial, Inc.
Medium-Term Notes, Series H

(Registered Notes-Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $65,000,000            Issue Price: 100%

Original Issue Date: September 8, 1998   Stated Maturity Date: September 9, 1999

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [ ] Commercial Paper Rate [X] LIBOR [ ] Treasury Rate
             [ ] Federal Funds Rate [ ] Prime Rate [ ] Other:

Interest Reset : Quarterly

Interest Payment Period : Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 9th day of March, June, December and September, beginning December 9, 1998 up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 9th day of March, June, December and September beginning December 9, 1998 up to and including the Stated Maturity Date.

Interest Determination Date(s): Two London Banking Days prior to each Interest Reset Date

                                                        Rule 424(b)(3)
                                                        File No. 333-38545

Pricing Supplement No. 22                               Dated: September 2, 1998
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)


Initial Interest Rate: To be determined

Index Maturity: 3 Month Libor

Day Count Convention: Act/360

Maximum Interest Rate: N/A                            Minimum Interest Rate: N/A

Spread (+/-): +.05%                                   Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be    % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by    % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .0483%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 22
                       UNDER MTN-SERIES H PROGRAM: $1,763,000,000
                   b)  CUSIP #42333HKE1

Agent: Lehman Brothers, Inc.
       Three World Financial Center
       12th Floor
       New York, New York 10285